Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233663

PRICING SUPPLEMENT dated April 9, 2020 (To Equity Index Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce $1,826,000 Senior Global Medium-Term Notes Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 15, 2021, subject to adjustment) is based on the performance of the EURO STOXX 50® Index (the “underlier”) as measured from the trade date to and including the determination date (September 13, 2021, subject to adjustment). If the final underlier level on the determination date is greater than or equal to 90.00% of the initial underlier level (2,892.79, which was the closing level of the underlier on the trade date), you will receive the maximum settlement amount ($1,148.50 for each $1,000 face amount of your notes). If the final underlier level declines by more than 10.00% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the underlier return is greater than or equal to -10.00% (i.e. the final underlier level is greater than or equal to 90.00% of the initial underlier level), the maximum settlement amount; or

•                  if the underlier return is less than -10.00% (i.e. the final underlier level is less than 90.00% of the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10.00% times (c) $1,000.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-10 of this Pricing Supplement and “Risk Factors” beginning on page S-1 of the accompanying Underlying Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is $992.50 per note. The estimated value is less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000	100%	0%	100%
Total	$1,826,000	$1,826,000	$0	$1,826,000

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will not be listed on any U.S. securities exchange or interdealer quotation system.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially. We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on April 17, 2020 against payment in immediately available funds.

CIBC World Markets

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated December 16, 2019 (the “Prospectus”), the Prospectus Supplement dated December 16, 2019 (the “Prospectus Supplement”) and the Equity Index Underlying Supplement dated December 16, 2019 (the “Underlying Supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this Pricing Supplement supersedes information in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus to the extent it is different from that information. Certain terms used but not defined herein have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying Underlying Supplement, Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Underlying Supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073068/a19-25016_7424b2.htm

•                  Prospectus Supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•                  Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

PRS-1

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

INVESTMENT THESIS

You should be willing to forgo interest payments and risk losing your entire investment for the potential to earn a maximum settlement amount of 114.85% of the face amount if the underlier return is greater than or equal to -10.00%. Your maximum return on your notes will not be greater than 14.85%, and you could lose all or a substantial portion of your investment if the underlier return is less than -10.00%.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

•                  if the final underlier level is greater than or equal to 90.00% of the initial underlier level, a maximum settlement amount of 114.85%; or

•                  if the final underlier level is less than 90.00% of the initial underlier level, 100.00% minus approximately 1.1111% for every 1.00% that the final underlier level has declined below 90.00% of the initial underlier level.

If the final underlier level is less than the initial underlier level by more than 10.00%, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlier:	The EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)
Face Amount:	$1,826,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	April 9, 2020
Settlement Date:	April 17, 2020
Determination Date:	September 13, 2021, subject to adjustment
Stated Maturity Date:	September 15, 2021, subject to adjustment
Initial Underlier Level:	2,892.79
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Threshold Level:	90.00% of the initial underlier level
Threshold Amount:	10.00%
Threshold Settlement Amount:	$1,148.50 per note
Buffer Rate:	The quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%
Maximum Settlement Amount:	The threshold settlement amount
Cap Level:	114.85% of the initial underlier level
CUSIP/ISIN:	13605WXB2 / US13605WXB26

PRS-2

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	114.850%
125.000%	114.850%
100.000%	114.850%
97.000%	114.850%
94.000%	114.850%
90.000%	114.850%
89.000%	98.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

RISKS

Investing in the notes involves significant risks. Please read the section entitled “Additional Risk Factors Specific to Your Notes” in this Pricing Supplement as well as the risks and considerations described under “Risk Factors” in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus.

PRS-3

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this Pricing Supplement have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. This section is meant as a summary and should be read in conjunction with the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. This Pricing Supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer:   Canadian Imperial Bank of Commerce

Underlier:   The EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited

Specified currency:   U.S. dollars (“$”)

Face amount:   Each note will have a face amount of $1,000; $1,826,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date.

Minimum Investment:   $1,000 (one note)

Denominations:   $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:   The amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated threshold level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date):   For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the threshold level, the threshold settlement amount; or

•                  if the final underlier level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the threshold amount times (c) $1,000.

Initial underlier level:   2,892.79, which was the closing level of the underlier on the trade date

Final underlier level:   The closing level of the underlier on the determination date

Underlier return:   The quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a positive or negative percentage

Threshold level:   90.00% of the initial underlier level

Threshold settlement amount:   $1,148.50 per note

Cap level:   114.85% of the initial underlier level

Maximum settlement amount:   The threshold settlement amount

Threshold amount:   10.00%

Buffer rate:   The quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%

Trade date:   April 9, 2020

Original issue date (settlement date):   April 17, 2020

Determination date:   September 13, 2021, subject to adjustment as described under “Certain Terms of the Notes—Valuation Dates” in the accompanying Underlying Supplement.

Stated maturity date:   September 15, 2021, subject to adjustment as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Underlying Supplement.

Market disruption event:   With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•                  a suspension, absence or material limitation of trading in underlier stocks (as defined below) constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive

PRS-4

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•     a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•     underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the accompanying Underlying Supplement.

The following events will not be market disruption events with respect to the underlier:

•     a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•     a decision to permanently discontinue trading in the option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts, if available, relating to the underlier or to any underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or to any underlier stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to that underlier stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that underlier stock or those contracts in that market.

Closing level:   As described under “Certain Terms of the Notes —— Certain Definitions —— Closing Level” in the accompanying Underlying Supplement

No listing:   The offered notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent:   Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP / ISIN:   13605WXB2 / US13605WXB26

PRS-5

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this Pricing Supplement, all references to each of the following terms used in the accompanying Underlying Supplement will be deemed to refer to the corresponding term used in this Pricing Supplement, as set forth in the table below:

Underlying Supplement Term	Pricing Supplement Term
Final Valuation Date	determination date
maturity date	stated maturity date
principal amount	face amount
Reference Asset	underlier
Index Sponsor	underlier sponsor

PRS-6

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by CIBC) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Threshold settlement amount	$1,148.50 per note
Threshold level	90.00% of the initial underlier level
Cap level	114.85% of the initial underlier level
Maximum settlement amount	$1,148.50 per note
Buffer rate	Approximately 111.11%
Threshold amount	10.00%

•                  Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

•                  No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

•                  Notes purchased on original issue date at the face amount and held to the stated maturity date

The actual performance of the underlier over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this Pricing Supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

PRS-7

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	114.850%
125.000%	114.850%
100.000%	114.850%
97.000%	114.850%
94.000%	114.850%
90.000%	114.850%
89.000%	98.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 114.850% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any final underlier level that is greater than or equal to 90.000% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 90.000% (the section right of the 90.000% marker on the horizontal axis) would result in a capped return on your investment.

PRS-8

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors— The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying Underlying Supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PRS-9

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying Prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described in the accompanying Underlying Supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the threshold level, you will lose, for each $1,000 of the face amount of your notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of the underlier return plus the threshold amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the maximum settlement amount (which is equal to the threshold settlement amount).The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the initial underlier level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not

PRS-10

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to the stated maturity date.

The Historical Performance of the Underlier Should Not Be Taken as an Indication of Its Future Performance

The final level of the underlier will determine the amount to be paid on the notes at maturity. The historical performance of the underlier does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlier will rise or fall during the term of the notes. The level of the underlier will be influenced by complex and interrelated political, economic, financial and other factors.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in the notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the threshold level, the threshold settlement amount and the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the threshold settlement amount and maximum settlement amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the final underlier level is less than the threshold level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “Certain Terms of the Notes — Role of the Calculation Agent” in the accompanying Underlying Supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude the cost of hedging our obligations under the notes that is included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction

PRS-11

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the notes and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities Are Included in the Underlier

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

We and Our Respective Affiliates Have No Affiliation with the Underlier Sponsor and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to an underlier that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that

PRS-12

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

are subject to the reporting requirements of the U.S.  Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. See “Certain U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Underlying Supplement entitled “Certain U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-13

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

THE UNDERLIER

The underlier consists of 50 component stocks of market sector leaders from within the Eurozone. The underlier and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the underlier are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the underlier, see the information set forth under “Index Descriptions—The EURO STOXX 50® Index” beginning on page S-10 of the accompanying underlying supplement.

In addition, information about the underlier may be obtained from other sources including, but not limited to, the underlier sponsor’s website (including information regarding the underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any of our affiliates makes any representation that this publicly available information regarding the underlier is accurate or complete.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from April 9, 2010 through April 9, 2020. On April 9, 2020, the closing level of the underlier was 2,892.79. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

PRS-14

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-15

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank will sell to CIBCWM, and CIBCWM will purchase from the Bank, the aggregate face amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement, and to certain unaffiliated securities dealers at such price.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the notes against payment therefor in New York, New York on April 17, 2020, which is the sixth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in six business days (T + 6), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes. In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

PRS-16

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Underlying Supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the accompanying Underlying Supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlier were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlier and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlier is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlier or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-17

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-18

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

PRS-19

Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-4
Supplemental Terms of the Notes	PRS-6
Hypothetical Examples	PRS-7
Additional Risk Factors Specific to Your Notes	PRS-10
The Underlier	PRS-14
The Bank’s Estimated Value of the Notes	PRS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-16
United States Federal Income Tax Considerations	PRS-17
Certain Canadian Federal Income Tax Considerations	PRS-18
Validity of the Notes	PRS-19
Equity Index Underlying Supplement dated December 16, 2019
Risk Factors	S-1
Use of Proceeds and Hedging	S-7
Index Descriptions	S-8
The Dow Jones Industrial Average®	S-8
The EURO STOXX 50® Index	S-10
The FTSE® 100 Index	S-12
The Hang Seng® Index	S-14
The JPX-Nikkei Index 400	S-16
The MSCI Indices	S-18
The Nasdaq-100® Index	S-23
The Nikkei 225 Index	S-26
The Russell Indices	S-28
The S&P®/ASX 200 Index	S-32
The S&P Select Industry Indices	S-35
The S&P Select Sector Indices	S-39
The S&P U.S. Indices	S-43
The Swiss Market Index®	S-48
The TOPIX® Index	S-51
Certain Terms of the Notes	S-53
The Bank’s Estimated Value of the Notes	S-59
Material Canadian Federal Income Tax Consequences	S-60
Certain U.S. Federal Income Tax Consequences	S-60
Prospectus Supplement dated December 16, 2019
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-11
Description of the Notes We May Offer	S-12
Supplemental Plan of Distribution (Conflicts of Interest)	S-31
Prospectus dated December 16, 2019
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iii
Canadian Imperial Bank of Commerce	iii
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution	31
Certain U.S. Benefit Plan Investor Considerations	34
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	35
Validity of Securities	36
Experts	36

PRS-20

$1,826,000

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes Digital EURO STOXX 50® Index-Linked Notes due September 15, 2021

CIBC World Markets